Exhibit 99.1

Natural Health Trends Announces Fourth Quarter and Full Year 2017
Preliminary Revenue Estimates

LOS ANGELES – January 16, 2018 – Natural Health Trends Corp. (NASDAQ: NHTC), a leading direct-selling and e-commerce company that markets premium quality personal care, wellness, and “quality of life” products under the NHT Global brand, today announced its preliminary revenue estimates for the fourth quarter and full year of 2017.

The Company estimates total revenue for the fourth quarter ended December 31, 2017 to be $46.1 million, representing a decrease of 26% compared to $62.3 million in the fourth quarter of 2016 and an increase of 15% compared to $40.1 million in the third quarter of 2017. For the full year ended December 31, 2017, the Company estimates total revenue to be $197.6 million, compared to $287.7 million in 2016. The Company further estimates that its deferred revenue at December 31, 2017 was $4.5 million, compared to $3.6 million at September 30, 2017. At December 31, 2016, deferred revenue was $4.9 million, compared to $4.2 million at September 30, 2016.

“Our revenue estimate reflects the first sequential quarter increase in net sales that we have experienced since the second quarter of 2016,” commented Chris Sharng, President of Natural Health Trends Corp. “We have been working with our leaders to revitalize growth and believe the enhancements to our commission programs, coupled with incentive trips and training programs held during the quarter and throughout the year helped deliver improved sales. We look forward to a productive first-half event to kick off 2018 ahead of the Chinese New Year later this month.”

The Company expects to issue its complete fourth quarter and full year 2017 financial results in mid-February. The revenue estimates are preliminary and have not yet been reviewed by the Company’s independent accountants. Significant updates and revisions may be required before the release of the Company’s fourth quarter and full year 2017 financial results. In addition, the Company’s financial results will include other factors necessary to calculate additional financial metrics, including gross profit and net income.

About Natural Health Trends Corp.
Natural Health Trends Corp. (NASDAQ: NHTC) is an international direct-selling and e-commerce company operating through its subsidiaries throughout Asia, the Americas, and Europe. The Company markets premium quality personal care products under the NHT Global brand. Additional information can be found on the company’s website at www.naturalhealthtrendscorp.com.

Forward-Looking Statements
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 -- Forward-looking statements in this press release do not constitute guarantees of future performance. Such forward-looking statements are subject to risks and uncertainties that could cause the Company’s actual results to differ materially from those anticipated. Such risks and uncertainties include the risks and uncertainties detailed under the caption “Risk Factors” in Natural Health Trends Corp.’s Annual Report on Form 10-K filed on March 10, 2017 with the Securities and Exchange Commission. The Company assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

CONTACTS:

Company Contact:
Scott Davidson
Senior Vice President and Chief Financial Officer
Natural Health Trends Corp.
Tel: 310-541-0888
scott.davidson@nhtglobal.com

Investors:
ADDO Investor Relations
Tel: 310-829-5400
investor.relations@nhtglobal.com

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